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                                                                Exhibit 23(a)

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of WestPoint Stevens Inc. pertaining to the Retirement Savings Value Plan for Employees of WestPoint Stevens Inc. and the Retirement Savings Value Plan for Employees of Liebhardt Inc. of our reports (i) dated February 5, 1998, with respect to the consolidated financial statements and schedule of WestPoint Stevens Inc. included in its Annual Report (Form 10-K) and (ii) dated June 11, 1998, with respect to the financial statements and schedules of the WestPoint Stevens Inc. Retirement Savings Value Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                        ERNST & YOUNG, LLP



Columbus, Ga.
December 18, 1998